Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Neonode Technologies AB	Sweden

Neno User Interface Solutions AB	Sweden

Neonode Japan Inc.	Japan

Neonode Americas Inc.	U.S.

NEON Technology Inc.	U.S.

Neonode Korea Ltd.	South Korea

Neonode Taiwan Ltd.	Taiwan

Pronode Technologies AB	Sweden